EXHIBIT 23.1

Independent Public Accounting Firm’s Consent

We consent to the inclusion in this Form 8-K of Consolidated Water Co. Ltd. on Form 8-K/A Amendment No. 1, Commission File No. 0-25248, of our report dated April 28, 2016 with respect to our audit of the financial statements of Aerex Industries, Inc. as of December 31, 2015 and for the year then ended, which report appears in this Form 8-K/A.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, Florida

April 28, 2016